EXHIBIT 99.1


 Uranium Resources, Inc. Reports Fourth Quarter and Year End 2006 Results


    -- 2006 Revenue Increased to $8.6 Million from $4.9 Million on Higher Prices and Increased Sales

    -- Company Adopts Strategic Plan with Goal of 10 Million Pounds Per Year Production by 2014


    DALLAS--(BUSINESS WIRE)--March 19, 2007--Uranium Resources, Inc. (OTCBB: URRE) ("URI"), a uranium exploration, development and mining company, announced today its financial results for the fourth quarter and the year ended December 31, 2006.

    Fourth Quarter Review

    Revenue for the fourth quarter of 2006 grew almost 350% to $2.9 million from $835,000 in the 2005 fourth quarter. Higher revenue was driven by improved prices and approximately 11,000 pounds in higher sales of uranium versus the same quarter a year ago. URI sold 63,000 pounds of uranium at an average price of $46.02 per pound U3O8 in the fourth quarter of 2006 compared with 52,000 pounds U3O8 at an average price of $16.06 per pound in 2005. Net loss for the fourth quarter of 2006 was $2.5 million, or $0.05 per diluted share, compared with net loss of $20.6 million, or $0.50 per diluted share, in the same period last year. The fourth quarter 2005 loss included an $18.9 million non-cash loss on derivatives.

    URI produced 72,000 pounds U3O8 during the fourth quarter of 2006 up slightly from the 70,000 pounds in the same quarter of 2005. Production costs for the quarter were $46.07 per pound compared with $34.21 per pound in the fourth quarter of 2005. The higher production costs were primarily due to higher capital and operating costs compared with the prior year and as well as a change in the estimated recovery factor for the Vasquez project from 70% to 50%.

    URI's fourth quarter 2006 production consisted of 48,000 pounds U3O8 from its Vasquez project and 24,000 pounds from its Kingsville Dome project.

    2006 Review

    During 2006, URI produced 259,000 pounds U3O8 down from the 310,000 pounds produced in 2005. In 2006, the Vasquez project produced 165,000 pounds, while 94,000 pounds came from the Company's Kingsville Dome project, which commenced production in the second quarter of 2006. Production in 2005 was 310,000 pounds, all of which was produced from the Vasquez project.

    URI sold 263,000 pounds in 2006 compared with sales of 271,000 pounds in 2005. For the year, URI had revenue of $8.6 million ($32.63 per pound) compared with $4.9 million ($17.95 per pound) last year. The increase in revenue per pound in 2006 resulted from new contracts entered into with the Company's two customers in March 2006. Revenue in 2005 included $253,000 from the renegotiation of the contract price for sales that were made in 2004.

    Annual production costs for 2006 and 2005 were $47.46 and $20.19 per pound, respectively. Our average cost of sales for pounds sold was $43.36 per pound for 2006 compared to $20.32 per pound for 2005. The cost of pounds sold includes operating expenses, depreciation, and depletion and for 2006 includes a cumulative $1.6 million related to lower of cost or market inventory adjustments. The cost of goods sold for 2006 excludes $761,000 ($17.74 per pound) from a lower of cost or market adjustment made in December 2005 for 42,900 pounds in inventory at that date that were sold in the first quarter of 2006.

    For the twelve months ended December 31, 2006 and 2005, we had net earnings of $21.5 million and a net loss of $35.1 million, respectively. On a diluted per share basis, earnings (loss) were $0.42 and $(0.96) for 2006 and 2005, respectively. Included in 2006 results was a non-cash gain on derivatives of $34.8 million somewhat offset by a non-cash impairment provision for the Vasquez project of $3.3 million. The loss in 2005 included a non-cash loss on derivatives of $31.0 million.

    Liquidity

    From April to December 2006, URI's cash burn rate averaged approximately $1.8 million per month. Cash balance at December 31, 2006 was $20.2 million. The Company anticipates that its operating and capital requirements for 2007 will be met through existing cash and cash generated from operations.

    2007 Production and Project Update

    Total production from Kingsville Dome and Vasquez in January and February was 33,400 and 29,200 pounds U3O8, respectively. March production through the 15th of the month was 20,700 pounds U3O8. Production for the first quarter of 2007 is estimated to be in the range of 98,000 to 108,000 pounds U3O8. For the quarter, Kingsville production is estimated to be in the range of 60,000 to 65,000 pounds U3O8, while Vasquez is expected to produce between 38,000 and 43,000 pounds.

    Production from Wellfield 13 at Kingsville Dome, which was brought online at the end of January, has been meeting company expectations and should produce between 44,000 to 49,000 pounds U3O8 for the quarter. Wellfield 14 is scheduled to come online in April, while Wellfield 15 should startup early in the third quarter. Vasquez is currently producing at a rate around 350 pounds per day.

    URI produced a detailed feasibility study for the development of its Church Rock ISR project as part of a joint venture it entered into in December 2006 with Itochu, a global Fortune 100 company. As part of the joint venture, Itochu has the opportunity to review the study to determine its interest in proceeding with the development project. Itochu has indicated that it will need more time beyond the April 2, 2007 preliminary investment decision date in order to more fully evaluate the opportunity. Following the preliminary investment decision, Itochu will make a final investment decision at a later date.

    Future Strategy

    The Company has recently adopted a strategic plan with the goal of URI becoming a 10 million pound producer of uranium by 2014 using both in-situ recovery ("ISR") and conventional mining and milling methods. As part of its strategy, the Company intends to build its uranium base to between 200 and 300 million pounds through exploration of its own properties and by acquisition.

    Dave Clark, President of Uranium Resources said, "In developing these goals, we recognized the tremendous potential for URI to become a leading uranium exploration, development and mining company. At the forefront of our effort is the evaluation of the Company's extensive database, a process that is expected to continue to yield positive results beyond the recently announced increases in the quantity of mineralized material at both the Roca Honda and West Largo projects."

    In Texas, the Company intends to maximize production from its existing properties at Kingsville Dome and Rosita. The Company will add additional properties to feed these operations, with the ultimate goal being to achieve 1 to 2 million pounds of production annually within the next several years. To accomplish this objective, the Company plans to complete its drill out program by the end of the second quarter of 2007, mine all identified uranium expeditiously, and acquire or lease new properties as necessary.

    In New Mexico, the Company is working to obtain the final permit for the joint venture Church Rock ISR project while also looking to develop its conventional assets beginning with Roca Honda. The ongoing evaluation of the Company's extensive database should be completed by the end of June, while an internal pre-feasibility study on conventional mining and milling of Company properties should be finished by the end of March.

    Mr. Clark concluded, "I believe 2006 was a pivotal year for URI. We renegotiated our supply contracts on far more favorable terms, raised $50 million in equity which will allows us to move forward with our strategic plans for Texas and New Mexico, and we commenced a pre-feasibility study on conventional mining of our New Mexico uranium assets. It is now time for us to execute on our strategic plan to make URI a leading uranium producer."

    Teleconference and Webcast

    The Company is hosting a teleconference and webcast at 10:00 a.m. EDT. Monday, March 19, 2007. During the teleconference, David Clark, President and Chief Operating Officer, will review the financial and operating results for the fourth quarter and year and discuss URI's corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (973) 935-2048 approximately 20 minutes prior to the call. Alternatively, it can be listened to at the Company's website at http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    An archive of the teleconference can also be heard by calling
(973) 341-3080 and entering passcode 8521160. The telephonic replay will be available from 1:00 p.m. EDT the day of the teleconference until 11:59 p.m. Monday, April 2, 2007. The archived webcast will be at http://www.uraniumresources.com. A transcript will also be posted once available.

    ABOUT URANIUM RESOURCES, INC.

    Uranium Resources Inc. explores for, develops and mines uranium. Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings in New Mexico that includes the proposed ISR project at Church Rock. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

    CONTACT: Investor:
             Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             dpawlowski@keiadvisors.com
             or
             James M. Culligan, 716-843-3874
             jculligan@keiadvisors.com
             or
             Uranium Resources, Inc.
             David N. Clark, 361-883-3990
             President and COO
             or
             Media:
             Kristin Jensen, 505-888-5877 / 505-363-1496
             kjensen@dwturner.com